Exhibit 10.12

Description of July 2008 Modifications to
Employment Arrangement with Bradley R. Mason

In connection with the promotion of Bradley R. Mason to the position of Group President, North America, of Orthofix International N.V. (the “Company”), effective July 1, 2008, the Compensation Committee of the Board of Directors of the Company approved the following:

·  an increase in Mr. Mason’s annual base salary from $300,000 to $325,000;

· an increase in Mr. Mason’s potential bonus levels under the Company’s annual incentive program (from up to 50% to up to 60% of his annual base salary if 100% of target performance goals are met and from up to 75% to up to 90% of his annual base salary if 150% of target performance goals are met); and

· a grant of 15,000 non-qualified stock options under the Company’s Amended and Restated 2004 Long Term Incentive Plan pursuant to a standard form of option award agreement, with such options vesting in one-third increments on each of the first, second and third anniversaries of the effective date of his promotion.

Other than the changes in Mr. Mason's title, related responsibilities and the aspects of his compensation structure detailed above, the terms of his compensation arrangements with the Company (including his employment agreement) have not materially changed and are set forth in the Company's proxy statement filed on April 29, 2008.